EXHIBIT 12(b)

                                     UNION ELECTRIC COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              AND
                             PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                                12 Months
                                                                    Year Ended December 31,                       Ended
                                                ---------------------------------------------------------
                                                                                                                 June 30,
                                                1992         1993          1994         1995          1996         1997
                                                ----         ----          ----         ----          ----         ----
                                                             (Thousands of Dollars Except Ratios)

Net income for the period                     $302,748     $297,160     $320,757     $314,107       $304,876     $302,061
   Add:
      Taxes based on income                    197,009      182,716      203,827      207,734        196,210      192,968
      Fixed charges (see below)                136,227      130,914      142,411      138,071        136,102      139,545
                                               -------      -------      -------      -------        -------      -------
Earnings available for fixed charges
   and preferred stock dividend
   requirements of Registrant                 $635,984     $610,790     $666,995     $659,912       $637,188     $634,574
                                              ========     ========     ========     ========       ========     ========
Fixed charges:
   Interest on debt                           $125,798     $124,430     $135,608     $129,239       $128,375     $132,087
   Amortization of premium and discount,
      less expense on debt; and
      bond defeasance cost                       9,521        5,170        5,504        5,502          4,269        3,662
   Rentals (see note)                              908        1,314        1,299        3,330          3,458        3,796
                                              --------     --------     --------     --------       --------     --------
      Total fixed charges                     $136,227     $130,914     $142,411     $138,071       $136,102     $139,545

Preferred stock dividend requirements
   of Registrant* (Adjusted for income
   tax effect)                                  21,852       21,537       20,514       20,808         20,612       16,923
                                                ------       ------       ------       ------         ------       ------

Total fixed charges and preferred
   stock dividend requirements                $158,079     $152,451     $162,925     $158,879       $156,714     $156,468
                                              ========     ========     ========     ========       ========     ========

Ratio of earnings to fixed charges
   and preferred dividends                        4.02         4.01         4.09         4.15           4.06         4.05
                                                  ====         ====         ====         ====           ====         ====

Note:  Represents the interest factor applicable to rentals.
*  See following page for supporting computation.

                                                                 EXHIBIT 12(b)
                                                                  (continued)


                                UNION ELECTRIC COMPANY
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         AND
                        PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                               12 Months
                                                                    Year Ended December 31,                      Ended
                                                ----------------------------------------------------------
                                                                                                                June 30,
                                                1992         1993          1994         1995          1996        1997
                                                ----         ----          ----         ----          ----        ----
                                                             (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Registrant,
   adjusted for income tax effect*
      Preferred stock dividend
        requirements of Registrant, as
        shown on statement of earnings         $14,058      $14,087      $13,252      $13,250       $13,249     $11,033

Less deductible preferred stock
   dividends**                                   2,085        1,973        1,816        1,816         1,816       1,816
                                                 -----        -----        -----        -----         -----       -----
Non-deductible preferred stock
   dividends                                   $11,973      $12,114      $11,436      $11,434       $11,433      $9,217
                                               =======      =======      =======      =======       =======      ======
Excess of net income before income
   taxes over net income (percentage)
   See note below                                65.1%        61.5%        63.5%        66.1%         64.4%       63.9%
                                                 -----        -----        -----        -----         -----       -----
Income tax effect on non-deductible
   preferred stock dividends*                   $7,794       $7,450       $7,262       $7,558        $7,363      $5,890
Add:
   Deductible preferred stock
      dividends (above)                          2,085        1,973        1,816        1,816         1,816       1,816
   Non-deductible preferred stock
      dividends (above)                         11,973       12,114       11,436       11,434        11,433       9,217
                                                ------       ------       ------       ------        ------       -----
Preferred stock dividend requirements
   of Registrant. (Adjusted for income
   tax effect)                                 $21,852      $21,537      $20,514      $20,808       $20,612     $16,923
                                               =======      =======      =======      =======       =======     =======
Note:  Calculated as follows -
   Net income before income taxes             $499,757     $479,876     $524,584     $521,841      $501,086    $495,029
   Less net income                             302,748      297,160      320,757      314,107       304,876     302,061
                                               -------      -------      -------      -------       -------     -------
   Excess - Taxed based on income             $197,009     $182,716     $203,827     $207,734      $196,210    $192,968
                                              ========     ========     ========     ========      ========    ========
   - Percentage of net income                    65.1%        61.5%        63.5%        66.1%         64.4%       63.9%
                                                 =====        =====        =====        =====         =====       =====

* Income tax adjustment to reflect pretax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.